SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of earliest event reported: June 18, 2018

Actua Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 East Lancaster Avenue, Suite 640, Radnor, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Wind-Down Incentive Plan

On June 18, 2018, in connection with Actua Corporation’s (the “Company’s”) ongoing wind-down of its operations, the Company’s Board of Directors (the “Board”) adopted the Actua Corporation Wind-Down Incentive Plan (the “Incentive Plan”) to retain certain Company employees and incent those employees to maximize value in connection with the monetization of the Company’s minority holdings. Pursuant to the Incentive Plan, to the extent that the aggregate cash proceeds from the monetization of (1) Instamed Holdings, Inc., (2) Parchment Inc., (3) Relay Holdings, LLC, (4) Savana, Inc. and (5) Stage2 Capital Venture Associates, L.P. exceed the aggregate book value of those assets, the Company will distribute an aggregate of 10% of those excess cash proceeds to be allocated among certain of the Company’s employees, including Walter W. Buckley, III, the Company’s Chief Executive Officer.

The foregoing description of the Incentive Plan does not purport to be complete and is qualified in its entirety by the Incentive Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Employment Arrangement with Chief Financial Officer

In order to retain the services of R. Kirk Morgan, the Company’s Chief Financial Officer, to assist in the wind-down of the Company’s operations, on June 18, 2018, the Board approved a retention arrangement that provides for the payment to Mr. Morgan of $100,000 on June 30, 2018 and an additional payment of $100,000 on June 30, 2019, subject to Mr. Morgan’s continued employment through June 30, 2019. Mr. Morgan is not eligible to participate in the Incentive Plan.

Item 8.01	Other Events.

Liquidating Distribution

On June 18, 2018, in connection with the Company’s receipt of approximately $8.6 million of additional cash proceeds from post-closing purchase price adjustments related to the sale of Folio Dynamics Holdings, Inc., the Board approved a liquidating distribution of $0.43 per share to the Company’s stockholders of record as of the close of business on June 25, 2018 (the “Record Date”) in accordance with the Company’s previously announced Plan of Dissolution (the “Plan of Liquidation”) (such distribution, the “Liquidating Distribution”). As previously announced, in accordance with the Plan of Liquidation, the Company’s stock transfer books were closed at the close of business on April 19, 2018 (the “Effective Time”), and no transfers of the Company’s common stock were recorded after the Effective Time except for transfers by will, intestate succession or operation of law and transfers initiated prior to the Effective Time that settled after the Effective Time. The payment of the Liquidating Distribution will be made on June 28, 2018.

The Company intends to make additional liquidating distributions to its stockholders from time to time if and when it monetizes its remaining assets. However, the Company cannot predict with certainty the amount and timing of any additional liquidating distributions. Based on the information currently available to it, the Company has revised its previously estimated aggregate additional distribution range from between $0.80 and $2.07 per share to between $0.63 and $1.54 per share, reflecting the receipt of approximately $8.6 million from Envestnet, Inc. in connection with the post-closing purchase price adjustments resulting from the sale of Folio Dynamics Holdings, Inc. and taking into account the $0.43 per share Liquidating Distribution.

On June 21, 2018, the Company issued a press release announcing the approval of the Liquidating Distribution. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Legal Notice Regarding Forward-Looking Statements

The statements contained in this Form 8-K that are not historical facts are “forward looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as: “estimates,” “projects,” “anticipates,” “expects,” “intends,” “believes,” “plans,” “forecasts” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties, including statements reported in this Form 8-K regarding the timing and amount of the Liquidating Distribution and future liquidating distributions, if any. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the Company’s failure to effectuate the Liquidating Distribution in a timely manner or at all, the Company’s ability to monetize or otherwise dispose of its remaining non-cash assets in a timely manner or at all, the Company’s ability to settle or otherwise resolve its liabilities and obligations, including contingent liabilities, with its creditors, and costs associated with implementing and the time required to implement the Plan of Liquidation. The Company assumes no obligation to update any forward-looking statement contained in this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Actua Corporation Wind-Down Incentive Plan

Exhibit 99.1	Press Release of Actua Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

ACTUA CORPORATION

Date: June 21, 2018	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary